FY 96 - C-COR ELECTRONICS, INC.  PROFIT INCENTIVE PLAN

The Profit Incentive Plan (PIP) applies to all eligible employees and is based entirely on the financial performance of the Company. The Board reserves the right to review, modify and approve both Plans prior to the beginning of each fiscal year.

PROFIT INCENTIVE PLAN

The Company-wide performance target for awarding PIP and making a payout is each fiscal year's pre-tax, pre-bonus earnings.

Pre-Tax, Pre-PIP Profit                      Maximum PIP as a Percent
Target for Award:                          of Pre-tax, Pre-PIP Profit:

1. Loss and up to $2M profit                        None

2. Specific ranges: $2K up to $4K                   10%
                      $4M up to $6M                 15%

3.  Less than 60% of prior year                    None

4.  60% up to 90% of prior year                     10%

5.  90% up to 110% of prior year                    15%

6.  11O% and above of prior year                    20%

7. Maximum individual PIP capped at 35% of employee's base pay except for Officers whose cap is at 75% of base pay.


No PIP will be paid on profits less than $2M and on profits less than 60% of the prior year's. In cases where the PIP calculation is applicable in two different target ranges, the lower amount should be paid.

Of the total PIP pool, 15% will be initially allocated for eligible Officers. If the number of eligible Officers change from 6, this allocation will be adjusted by 2.5% of the total PIP amount for each Officer change.

Employee PIP awards will be in the ratio of the employee's base annual salary at fiscal year-end to the total base annual salaries of all eligible employees in his/her class, i.e. officers vs. others, assuming all personnel were employed the full fiscal year. Employees with less than a full fiscal year's employment will be allocated their PIP based on a pro rate basis on time employed, provided the employee worked one full quarter and is an employee at the close of the fiscal year.

Quarterly payments may be made from this Plan based on each quarter's financial results and the fiscal year's forecast. This determination will be made by the Compensation Committee of the Board of Directors. Each quarter's payment will not exceed 1/8 of the total year's forecasted limit and the total quarterly payments will be deducted from the year-end PIP amount. All eligible employees must have been C-COR employees for a full quarter to earn a quarterly PIP.